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                                                                   EXHIBIT 10.37

         DATED 1                                                 1 NOVEMBER 2002

         (1)      DIGITAL THEATER SYSTEMS, INC.

         (2)      WILLIAM PAUL SMITH

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                                SERVICE AGREEMENT
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                                    EVERSHEDS

                                 Eversheds House
                           70 Grant Bridgewater Street
                                Manchester MI 5ES
                                Tel: 0161 831 8000
                                Fax: 0161 832 5337

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                                    CONTENTS

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
CLAUSE                                                                                                          PAGE
1.       INTERPRETATION.......................................................................................     i

2.       PREVIOUS AGREEMENTS..................................................................................    ii

3.       APPOINTMENT, TERM AND NOTICE.........................................................................    ii

4.       DUTIES...............................................................................................    iv

5.       PLACE OF WORK........................................................................................    iv

6.       HOURS OF WORK........................................................................................    iv

7.       REMUNERATION.........................................................................................     v

8.       EXPENSES.............................................................................................     v

9.       PENSION AND OTHER BENEFITS...........................................................................     v

10.      HOLIDAYS.............................................................................................    vi

11.      CONFLICT OF INTERESTS................................................................................    vi

12.      SHARE DEALINGS.......................................................................................    vi

13.      RESTRICTIVE COVENANTS................................................................................   vii

14.      CONFIDENTIALITY......................................................................................     x

15.      PATENTS AND COPYRIGHT................................................................................    xi

16.      INCAPACITY...........................................................................................   xii

17.      TERMINATION..........................................................................................  xiii

18.      DEDUCTIONS...........................................................................................    xv

19.      DELIVERY OF DOCUMENTS AND PROPERTY...................................................................    xv

20.      DISCIPLINARY AND GRIEVANCE PROCEDURES................................................................    xv

21.      SALE OR RECONSTRUCTION OF THE COMPANY................................................................    xv

22.      MISCELLANEOUS........................................................................................   xvi

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THIS AGREEMENT is made on 1 November 2002

BETWEEN

(1) DIGITAL THEATER SYSTEMS INC. having an office at 5171 Clareton Drive, Agoura Hills, California 91301 USA ("the Company"); and

(2) WILLIAM PAUL SMITH of 16 Kinwood Drive, Bangor, Co. Down, Northern Ireland, BT19 6UQ ("the Executive").

OPERATIVE CLAUSES

1.       INTERPRETATION

1.1 In this Agreement the following expressions have the following meanings:

         "BOARD" the Board of Directors of the Company from time to time and any duly appointed committee of such board and any other person authorized by the Board as its representative for the purposes of this Agreement;

         "COMMENCEMENT DATE"        the date hereof;

         "COMPROMISE AGREEMENT"     an agreement pursuant to section 203 of the
                                    Employment Rights Act 1996 and the
                                    equivalent sections in other employment
                                    protection legislation;

         "ERA"                      the Employment Rights Act 1996;

         "GROUP COMPANY"            (a) a holding company of the Company or any
                                    subsidiary of the Company or such holding
                                    Company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by section 736 of the Companies Act
                                    1985 as amended by the Companies Act 1989), or

                                    (b) a company at least 20% of the issued equity share capital of which is beneficially owned by the Company or by a holding Company of the Company;

         "GROUP" the Company and all those Group Companies wherever registered or incorporated for which the Executive performs duties and/or functions pursuant to clause 4;

         "THE LONDON STOCK          London Stock Exchange Limited or its
         EXCHANGE"                  successor body;

         "PERSON" includes any individual, firm, partnership, association or company and any other incorporated or unincorporated body;

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         "RECOGNISED INVESTMENT     has the meaning in section 285 of the
         EXCHANGE"                  Financial Services and Markets Act 2000
                                    (whether or not yet in force);

         "TERMINATION DATE"         the date on which the Executive's
                                    employment under this Agreement terminates and references "from the Termination Date" mean from and including the date of termination.

1.2 References in this Agreement to clauses are to clauses and sub-clauses of this Agreement unless otherwise specified.

1.3 Unless otherwise required words denoting the singular include the plural and vice versa.

1.4 References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5      Clause headings are for convenience only and have no legal effect.

2.       PREVIOUS AGREEMENTS

         This Agreement contains the entire and only agreement and will govern the employment relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by consent with effect from the Commencement Date. The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement.

3.       APPOINTMENT, TERM AND NOTICE

3.1 The Company will employ the Executive on the terms of this Agreement and the Executive will serve the Company as Vice President of Research and Development or in such other capacity as the Company may from time to time require.

3.2 The Executive's employment with the Company will commence on the Commencement Date and will continue subject as follows unless and until the employment is terminated by the Executive giving to the Company 3 months' written notice or by the Company pursuant to CLAUSE 3.3 or CLAUSE 17.1 or by the operation of CLAUSE 3.4.

3.3 Where the Company terminates this Agreement other than pursuant to CLAUSES 3.5, 17.1 OR 17.2 at its absolute discretion the Company may terminate this Agreement and the Executive's employment with immediate effect at any time by giving him written notice and paying him a termination payment equivalent to his basic salary over a twelve month period as set forth in CLAUSE 7.1 and a payment equivalent to the benefits provided under CLAUSE 9 but excluding any payment relating to any bonus or incentive arrangements, any entitlement whatsoever to which shall cease on the Termination Date (such value to be determined by the Company in its absolute discretion) provided that the Company may, at its absolute discretion, provide all or any of such benefits in lieu of a cash payment) at the rate applicable at the Termination Date for the period from the Termination Date until the first anniversary of the Termination Date less PAYE deductions ("The Termination Payment"). For the avoidance of doubt the Executive's employment will terminate on the date such notice is given by the Company. The Termination Payment will be paid in 12 equal monthly instalments on the first day of each month and instalments will cease when the Termination Payment is paid in full on condition that:

         3.3.1 the Executive complies to the Company's reasonable satisfaction with such provisions of this Agreement which expressly operate or lawfully have effect after the Termination Date including without limitation the restrictions in CLAUSES 13 TO 15 inclusive;

         3.3.2 the Termination Payment (or such instalments are made) is paid by the Company and received by the Executive in full and final settlement of all claims which he has or may have against the Company or any Group Company or any director or employee of the Company or any such company under or arising out of his employment with the Company, the termination of his employment or otherwise;

         3.3.3 the Executive does not institute or continue any proceedings in the Employment Tribunal, High Court, County Court or otherwise against the Company any Group Company or any of its or their directors or employees for claims under or arising out of his employment with the Company, the termination of his employment or otherwise. If this condition is not satisfied, in addition to any other rights and remedies which the Company may have against the Executive any further entitlement to the Termination Payment will be forfeited and no longer payable;

         3.3.4 if the Executive takes any legal action of a kind referred to above, the Executive agrees to repay to the Company a sum equivalent to the net Termination Payment (or instalments as the case may be) received by him after PAYE deductions, the said amount being recoverable by the Company as a debt if not repaid (provided that the Executive will not be required to repay to the Company any more than he has received pursuant to CLAUSE 3.3). If the Executive issues any proceedings before an Employment Tribunal which are subject to restrictions on contracting out, the parties intend that the Termination Payment (or instalments as the case may be) will be off set against any liability of the Company to pay compensation to the Executive in relation to such proceedings. If the net Termination Payment exceeds any compensation awarded or any maximum limit on compensation which the Employment Tribunal may award in such circumstances, the excess will be repayable to the Company pursuant to this CLAUSE 3.3.4;

         3.3.5 the Executive shall be available, in person and/or by telephone, as a consultant to the Company to provide such consultancy services as the Company may reasonably require, taking into account the Executive's duties under any alternative employment. It is agreed that up to 8 hours per week of such consultancy services shall be reasonable;

3.4 The Executive's continuous employment with the Company for the purposes of the ERA commenced on 1 March 1995. No employment with a previous employer is included in the Executive's continuous employment.

3.5 Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement shall terminate automatically on the Executive's 65th birthday.

4.       DUTIES

4.1 The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group Companies as the President and Chief Executive Officer of the Company determines from time to time.

4.2 Except when prevented by illness, accident or holiday as provided below or with the prior written consent of the President and Chief Executive Officer of the Company, the Executive will devote the whole of his time, attention and skill to the affairs of the Company and where appropriate the Group Companies and use his best endeavours to promote its/their interests but the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive.

4.3 The Company may at any time or from time to time suspend the Executive from the performance of all or some of his duties and/or exclude the Executive from any premises of the Company or of any Group Company but his salary and other benefits will not cease to be receivable by reason only of such suspension or exclusion of the Executive.

5.       PLACE OF WORK

5.1 The Executive will perform his duties at the premises of the Company in Bangor Northern Ireland or such other place within the United Kingdom or the Republic or Ireland as the Company requires from time to time and the Executive shall undertake such travel (including overseas) as may be required for the proper performance of his duties.

6.       HOURS OF WORK

6.1 Without prejudice to CLAUSE 4 the Executive will work such hours as are necessary to meet the requirements of the business and for the proper performance of his duties.

6.2 The parties agree that the Executive's working time is unmeasured and that the Executive falls within Regulation 20 of the Working Time Regulations 1998 ("the Regulations") such that the maximum average weekly working time limit, limit on night work, limit on work involving special hazards and provisions regarding daily rest, weekly rest and rest breaks set out in the Regulations do not apply to the Executive.

6.3 In the event that by law the Executive does not fall within regulation 20 of the Regulations as stated in CLAUSE 6.2 above the Executive agrees that the limit of 48 hours working time on average per week over a 17 week reference period set out in regulation 4(1) of the Regulations ("the Limit") shall not apply to the Executive and that the Executive shall be able to work in excess of this Limit in accordance with and subject to the terms of this Agreement. Subject to CLAUSE 6.1 above the Executive may terminate the Service agreement under CLAUSE
         6.3 giving to the Company not less than 3 months notice in writing that he wishes the Limit to apply to him with effect from the end of the 3 month notice period.

7.       REMUNERATION

7.1 The Company will pay the Executive a salary at the rate of (pound)106,000 gross per annum with effect from the Commencement Date (or at such higher rate as may from time to time be notified to him by the Company) which salary will accrue from day to day and be payable by equal monthly instalments.

7.2 The Executive's salary under CLAUSE 7.1 shall be reviewed from time to time by the Company but the Executive shall not have any entitlement to an increase.

8.       EXPENSES

8.1 The Executive will be reimbursed all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that the Executive complies with the Company's then current guidelines/regulations relating to expenses and produces to the Company all relevant vouchers in respect of such expenses.

9.       PENSION AND OTHER BENEFITS

9.1 During his employment the Executive will be entitled to participate in the Company's Group Personal Pension Plan ("the Plan"). The Company is not obliged to make any contribution to the Plan. There is no contracting out certificate (under the Pension Schemes Act 1993) in force relevant to the Executive's employment.

9.2 During the Executive's employment the Executive will be entitled to participate at the Company's expense in the Company's:

         9.2.1 life insurance scheme up to four times the Executive's salary under CLAUSE 7.1 from time to time, subject to any earnings cap imposed on his salary for this purpose pursuant to clause 590C of the Income & Corporation Taxes Act 1988;

         9.2.2 private medical expenses insurance for the benefit of the Executive; and

         9.2.3 subject to CLAUSES 16.6 AND 16.7 permanent health insurance scheme (the "PHI Scheme") subject to the rules of the said schemes from time to time [and any replacement schemes provided by the Company].

10.      HOLIDAYS

10.1 In addition to normal public holidays the Executive will be entitled to 26 working days' paid holiday per holiday year. All holiday to be taken at such time or times as may be approved in advance by the President and Chief Executive Officer of the Company.

10.2 For the purposes of this CLAUSE 10 "holiday year" means the period from 1 January to 31 December in each year. Any holiday entitlement not taken in one holiday year entitlement may not be carried forward to the subsequent holiday year. If on the termination of the Executive's employment he has exceeded the Executive's entitlement to holidays the overpayment will be deducted from his final salary payment. If the Executive has not taken all of his holiday entitlement on the termination of his employment he is entitled to payment in lieu of that unused entitlement.

11.      CONFLICT OF INTERESTS

11.1 The Executive will disclose promptly to the Company in writing all his interests in any business other than that of the Company and any Group Company and will notify the Company immediately of any change in his external interests.

11.2 Except with the prior written consent of the Company the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other Person) in any other trade, business or occupation other than the business of the Company or any Group Company provided that nothing in this Agreement (including CLAUSE 13.2) shall preclude the Executive from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange and which do not represent more than 3 per cent of the total share or loan capital from time to time in issue in such company.

12.      SHARE DEALINGS

12.1 The Executive will comply (where relevant) with every rule of law, every regulation of the London Stock Exchange or other Recognised Investment Exchange and every requirement, recommendation or regulation of the Company or any Group Company from time to time in force (including any such company's dealing rules) in relation to dealings (whether direct or indirect and whether for himself or for or on behalf of or by any other Person) with shares, debentures or other securities of the Company or any Group Company and unpublished price-sensitive information affecting the shares, debentures or other securities of any such company.

12.2 The Executive will not (and will procure so far as he is able that his spouse and children do not) deal or become or cease to be interested (within the meaning of Part I of Schedule 13 to the Companies Act 1985) in any securities of the Company or any Group Company except in accordance with such company's dealing rules/the Model Code of the London Stock Exchange (from time to time in force) for transactions in securities by directors and others and any legislation, regulations or rules for securities transactions applicable from time to time.

13.      RESTRICTIVE COVENANTS

13.1 In this CLAUSE 13 and in CLAUSE 14 the following expressions have the following meanings:

         "CUSTOMER"                 (i)      any Person for whom or on whose
                                               behalf the Company or any
                                               Relevant Group Company has in the
                                               Relevant Period provided goods
                                               and/or services in relation to
                                               the Prohibited Business and/or

                                    (ii)     any Person to whom or on whose
                                               behalf the Company or any
                                               Relevant Group Company has in the
                                               Relevant Period provided goods or
                                               services in respect of Prohibited
                                               Business

         "PROHIBITED                research, development, licensing or sale of
         BUSINESS"                  multi-channel (surround sound) digital audio
                                    encoding technology for consumer
                                    applications, or the research, development, licensing, manufacture or sale of multi-channel (surround sound) digital audio coding equipment for theatrical applications

         "RELEVANT GROUP            any Group Company for which the Executive
         COMPANY"                   has performed services to a material degree
                                    or for which he has had management
                                    responsibility at any time during the
                                    Relevant Period

         "RELEVANT PERIOD"          the period of 12 months immediately before
                                    the Termination Date

         "RESTRICTED PERIOD"        the period of 6 months immediately following
                                    the Termination Date

13.2 The Executive shall not without the prior written consent of the Board (which shall not be unreasonably withheld):

         13.2.1 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant, or howsoever otherwise) carry on or be engaged concerned or interested in the carrying on, within THE UNITED KINGDOM or any other country in which the Executive has performed his duties under this Agreement to a material degree of any business in competition in respect of the Prohibited Business with the Company or with any Relevant Group Company;

         13.2.2 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) canvass or solicit or entice or endeavour to canvass or solicit or entice the custom (in relation to goods or services provided by the Company or any Relevant Group Company during the Relevant Period) of any Customer with whom the Executive had direct dealings (in relation to goods or services provided by the Company or any Relevant Group Company during the Relevant period the nature of which goods or services the Executive was concerned) during the Relevant Period;

         13.2.3 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) canvass or solicit or entice or endeavour to canvass or solicit or entice the custom (in relation to goods or services provided by the Company or any Relevant Group Company during the Relevant Period the nature of which goods or services the Executive was concerned) of any Customer who came under the Executive's management responsibility during the Relevant Period;

         13.2.4 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) deal (in relation to goods or services provided by the Company or any Relevant Group Company during the Relevant Period) with any Customer with whom the Executive had direct dealings (in relation to goods or services provided by the Company or any Relevant Group Company during the Relevant period with which goods or services the Executive was concerned) during the Relevant Period;

         13.2.5 During the Restricted Period either on his own account or jointly with or as an agent for any other Person, directly or indirectly, (whether as a director, proprietor, partner, employee, consultant or howsoever otherwise) deal (in relation to goods or services provided by the Company of any Relevant Group Company during the Relevant Period the nature of which goods or services the Executive was concerned) with any Customer who came under the Executive's management responsibility during the Relevant Period;

         13.2.6 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) interfere or seek to interfere or take such steps as may interfere with the continuance of any business or trading relationship (or the material terms of such business or trading relationship) between the Company or any Relevant Group Company and any business which has to the Executive's knowledge at any time in the Relevant Period been engaged in active business or trading relationship with the Company or any Relevant Group Company and with which the Executive had direct dealings or personal contact in the course of his employment during the Relevant Period;

         13.2.7 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as director, proprietor, partner, employee, consultant or howsoever otherwise) entice, induce, solicit or encourage

                  (i) any director of the Company or of any Relevant Group Company; or

                  (ii) any employee who is employed by the Company or any Relevant Group Company on the Termination Date in a senior or key technical capacity,

                  with whom the Executive had direct dealings during the Relevant Period to leave the employment of the Company or of any Relevant Group Company;

         13.2.8 During the Restricted Period either on his own account or jointly with or as agent for any other Person, directly or indirectly, (whether as a director, proprietor, partner, employee, consultant, or howsoever otherwise) employ or engage in as a consultant

                  (i) any director of the Company or of any Relevant Group Company; or

                  (ii) any employee who is employed by the Company or any Relevant Group Company on the Termination Date in a senior or key technical capacity.

13.3 The Executive agrees that he will not at any time after the Termination Date either personally or by an agent, directly or indirectly, represent himself as being in any way connected with or interested in the business of the Company or any Group Company (including but not limited to any Relevant Group Company).

13.4 The Executive will not at any time use in connection with any business any name which includes the name of the Company, or the name of any Relevant Group Company, or the words "Digital" and "Theater", or "Digital" and "System", or "Theater" and "System", or the letters "DTS", or any imitation of the same.

13.5 The restrictions in this CLAUSE 13 are regarded by the parties as fair and reasonable, and the parties hereby expressly confirm and declare and represent to each other that they are so regarded by the parties. However, it is hereby declared that each of the restrictions (including those restrictions grouped within one clause or sub-clause) in this CLAUSE 13 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including but not limited to the defined expressions in CLAUSE 13.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

13.6 For the purposes of CLAUSES 13 AND 14 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies.

13.7 If the Executive is offered employment, appointment or engagement by a third party, before entering into any related contract the Executive will bring the terms of this

         Agreement including CLAUSE 13 to the attention of a third party proposing directly or indirectly to employ, appoint or engage the him.

14.      CONFIDENTIALITY

14.1 The Executive acknowledges that the business of the Company and the Group Companies is a specialised and competitive business and that during the course of his employment with the Company he will have access to and have an intimate knowledge of the Company's and the Group Companies' trade secrets and confidential information (which confidential information shall be taken to include but not be limited to all information made available to the Company by third parties subject to any express or implied duty to keep the same confidential). The Executive further acknowledges that the unauthorised disclosure of any trade secrets or confidential information would place the Company and/or the Group at a serious competitive and commercial disadvantage and would do serious damage, financial and/or otherwise to its business and business development and would cause immeasurable harm.

14.2 For the purposes of this CLAUSE 14, "confidential information" shall (subject to CLAUSE 14.4 below) include but not be limited to the following (whether recorded in writing, on computer disc, or in any other manner):- internal management accounts; investment and pricing policies; individual customer and supplier account information; product and component design specifications; manufacturing processes; information relating to the research and development projects and strategies of the Company and the Group Companies; documents disclosing names and addresses of customers and suppliers of the Company and/or the Group; the person at such customer or supplier to contact; the requirements of such customer or supplier; discounts offered by the Company and/or the Group and computer passwords.

14.3 By reason of CLAUSES 14.1 and 14.2, the Executive agrees that without prejudice to any other duty implied by law or equity he shall not without the prior written consent of the Company (or Relevant Group Company) during his employment or at any time thereafter communicate or disclose to any Person or use for his own purposes any trade secrets or confidential information relating to the Company and/or its customers or relating to any Relevant Group Company and/or its or their customers in any manner whatsoever save as shall be reasonably necessary in the performance of his duties under this Agreement.

14.4 The restrictions contained in CLAUSES 14.1, 14.2 and 14.3 above shall cease to apply to any confidential information which has come into the public domain otherwise than as a result of any breach of this Agreement by the Executive. However, confidential information shall not be deemed to be in the public domain merely because individual elements thereof are separately found in the public domain.

14.5 The termination of this Agreement or of the appointment under it shall not operate to terminate the provisions of this clause, which, after such termination, shall remain in full force and effect and binding on the Executive.

15.      PATENTS AND COPYRIGHT

15.1 The Executive must immediately disclose and deliver to the Company full details of any discovery or invention or process or formula or improvement or modification in any product or procedure made or discovered by the Executive alone or with one or more others during his employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company ("Inventions") which Inventions will belong to and be the absolute property of the Company or such other Person as the Company may require.

15.2 If requested by the Company (whether during or after the termination of his employment) the Executive will at the expense of the Company, assist in the preparation and apply or join in applying for letters patent or other similar protection in the United Kingdom or any other part of the world for all Inventions and will do everything necessary (including executing documents) for obtaining letters patent or other similar protection and vesting such protection when obtained and all right and title to and interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other Person as the Company may require.

15.3 The Executive will (both during and after the termination of his employment) at the Company's expense anywhere in the world and at any time promptly do everything (including executing documents) that may be required by the Company to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them.

15.4 The provisions of CLAUSES 15.1 to 15.3 (inclusive) are without prejudice to the provisions of the Patents Act 1977.

15.5 The entire copyright and all similar rights (including but not limited to future copyright, database right, future database right, the right to register trade marks or service marks and the right to register designs and design rights and future design rights) throughout the world in works of any description produced by the Executive in the course of or in connection with his employment ("Works") will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions thereof.

15.6 The Executive will (both during and after the termination of his employment) at the Company's request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may be required by the Board to confirm vesting of all right and title to the copyright and all similar rights in all Works in the Company and to assure, defend or protect the rights of the Company in all Works.

15.7 For the purposes of this CLAUSE 15, the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by Chapter IV Part 1 of the Copyright Designs and Patents Act 1988 in respect of any Inventions or Works in which the copyright is vested in the Company under this CLAUSE 15, or otherwise.

15.8 The Executive will do nothing (whether by omission or commission) during his employment or at any times thereafter to affect or imperil the validity of any rights in Inventions or Works obtained, applied for or to be applied for by the Company or its nominee. In particular without limitation the Executive shall not disclose the subject matter of any Inventions which may be patentable before the Company has had the opportunity to apply for any patent or patents. The Executive will at the direction and expense of the Company promptly render all assistance within his power to obtain and maintain such rights or any application for any extension thereof.

15.9 Nothing in this Agreement shall oblige the Company or any Group Company to seek patent or other protection for any Invention or to exploit any Invention.

15.10 The Executive hereby irrevocably authorises the Company to appoint a Person to execute any documents and to do everything necessary to effect his obligations under this CLAUSE 15 on his behalf.

16.      INCAPACITY

16.1 If the Executive is absent from his duties as a result of illness or injury he will notify the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more he will be required to produce to the Company a medical certificate to cover the duration of such absence. In the event of that the Executive exceeds 10 self-certified sick days, in any 12 month period, the Company reserves the right to take such action as it considers appropriate.

16.2 Subject to the rest of CLAUSE 16 and to CLAUSE 17.2 and subject to the prompt receipt of the appropriate and completed certificates in accordance with CLAUSE 16.1, if the Executive is absent from his duties as a result of a continuous illness or injury he will be entitled to payment of his basic salary at the full rate in respect of such illness or injury for a period (in total) of no more than 1 month in any period of 12 months (whether the absence is intermittent or continuous) and thereafter at half rate for any further period of absence up to a maximum of 5 months in any period of up to 12 months (whether the absence is intermittent or continuous). Thereafter the Executive will not be entitled to any further payment in the event of absence due to sickness or injury (other than any Statutory Sick Pay) from the Company until the Executive has returned to work and completed 6 months' continuous service with no absences from work other than agreed holidays.

16.3 The remuneration paid under CLAUSE 16.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Incapacity Benefit or other benefits recoverable by the Executive (whether or not recovered) and will also include any benefits recoverable by the Executive (whether or not recovered) under the PHI Scheme.

16.4 Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at the request of the Company agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Company to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Company may from time to time require and payment under CLAUSE
         16.2 will be conditional on the Executive complying with the terms of this CLAUSE 16.4.

16.5 CLAUSES 16.6 TO 16.7 (inclusive) shall apply only in the event that the Company provides the Executive with the PHI Scheme pursuant to CLAUSE 9.3.3.

16.6 During any period where the Executive is eligible to receive benefits under or funded by the PHI Scheme:

         16.6.1 The Executive shall continue to be employed by the Company but the obligation of the Company shall be limited to paying him such sums as it shall actually have received (as opposed to any sums that it may be entitled to receive) under the terms of the PHI Scheme in respect of the Executive until his retirement pursuant to CLAUSE 3.5 or the termination of his employment pursuant to CLAUSE 17.1 or, if earlier, until the Executive ceases to be eligible to receive benefits under the PHI Scheme;

         16.6.2 The Executive shall continue to be bound by his obligations under this Agreement and at common law;

         16.6.3 The Company may appoint a permanent or temporary successor to his position.

16.7 The provisions of this CLAUSE 16 and any right or prospective right the Executive has or may have to receive any benefits under the PHI Scheme pursuant to CLAUSE 9.3.3 will not prejudice or limit in any way the Company's right to terminate this Agreement pursuant to its terms.

17.      TERMINATION

17.1 The Company may terminate the Executive's employment immediately by summary notice in writing (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this CLAUSE 1) if he:

         17.1.1 commits any serious or persistent breach of any part of this Agreement or his obligations under it;

         17.1.2 in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious/gross incompetence or does or omits to do anything else which is materially prejudicial to the interests of the Company or any Group Company;

         17.1.3 is convicted of any criminal offence (other than a motoring offence which does not in the opinion of the Board affect his position under this Agreement).

17.2 Without prejudice to the Company's right to give earlier notice of termination pursuant to CLAUSE 3.3 or CLAUSE 17.1 or the provisions of CLAUSE 3.5 if the Executive becomes incapacitated from performing all or any of his duties under this Agreement by illness, injury or otherwise for a period exceeding (in total) 6 months (whether such absence is intermittent or continuous) (or such longer period as the Company may agree) in any period of 12 months the Company may terminate his employment on giving the minimum period of notice required by the ERA.

17.3 Without prejudice to CLAUSE 4 at any time during the currency of this Agreement or after notice of termination has been given by the Executive pursuant to CLAUSE 3.2 or if the Executive seeks to or indicates an intention to terminate his employment, provided that the Executive continues to be paid and enjoys his full contractual benefits but excluding any payment relating to any bonus or incentive arrangements, any entitlement whatsoever to which shall cease on the date the Company exercises its rights under this CLAUSE 17.3, until his employment terminates, the Company may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period:

         17.3.1 exclude the Executive from the premises of the Company or any Group Company;

         17.3.2 require him to carry out specified duties (consistent with the Executive's status, role and experience) for the Company or any Group Company or to carry out no duties;

         17.3.3 announce to employees, suppliers, customers and others that he has been given notice of termination or has resigned and/or is on "garden leave" (as the case may be);

         17.3.4 require the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment has terminated;

         For the avoidance of doubt during any period where the Company exercises any of its rights under CLAUSE 17.3 the Executive shall remain an employee of the Company and continue to be bound by the terms of this Agreement save to the extent that the Company shall have waived in advance the performance of certain of the Executive's obligations.

17.4 During any period of exclusion pursuant to CLAUSE 17.3 the Executive will immediately if so requested by the Company deliver up to the Company in accordance with CLAUSE 19 all property belonging to the Company or any Group Company;

17.5 During any period of exclusion pursuant to CLAUSE 17.3 the Executive will not be entitled to accrue holiday nor be eligible for any sick pay under CLAUSE 16.2 (without prejudice to any entitlement to Statutory Sick Pay). Any untaken holiday entitlement accrued up to the date of commencement of leave should be taken during the leave period. The Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Company.

18.      DEDUCTIONS

         The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, notice monies, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

19.      DELIVERY OF DOCUMENTS AND PROPERTY

         On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, keys and security passes) belonging to it or any Group Company, in the Executive's possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive's obligations under this CLAUSE 19 include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software and shall not be permitted to retain any copies thereof.

20.      DISCIPLINARY AND GRIEVANCE PROCEDURES

         The Company does not have a formal disciplinary procedure which is applicable to the Executive. Any disciplinary decision (including suspension or dismissal) relating to the Executive may be taken by the President and Chief Executive Officer of the Company and any of the Company's rights under CLAUSE 17.3 may be exercisable by the President and Chief Executive Officer. If the Executive is dissatisfied with any disciplinary decision he may appeal to the Chairman of the Company ("the Chairman") within 5 days of receiving such decision. The decision of the Chairman on appeal shall be final. If the Executive has any other grievance in relation to his employment he may apply in writing to the President and Chief Executive Officer whose decision will be final.

21.      SALE OR RECONSTRUCTION OF THE COMPANY

         The Executive will have no claim against the Company or any Group Company in respect of termination (by operation of law or otherwise) of the employment under this Agreement on or in connection with the sale of the whole of a substantial part of the business or undertaking of the Company or on or in connection with the sale by the Company or any Group Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if he is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm, company or organisation which acquires such Group Company or which acquires the whole or a substantial part of the undertaking or business of the Company as a result of such sale or of such amalgamation or reconstruction.

22.      MISCELLANEOUS

22.1 Notice under this Agreement by the Executive to the Company should be addressed to the Company and left at its registered office or sent by first class post to its registered office or provided by facsimile with confirmation sent by first class post and notices given by the Company to the Executive should be served personally or sent by first class post to his usual or last known place of residence in Northern Ireland or provided by facsimile with confirmation sent by first class post. In case of service by post the day of service will (unless sooner receipt is established) be 48 hours after posting, and in the case of service by facsimile, the day of service will be the date of posting of the confirmation notice.

22.2 If any provision or part of any provision of this Agreement is found by a court or other competent authority to be void or unenforceable such provision or part of a provision shall be deleted from this Agreement and the remaining provisions or parts of the provision shall continue in full force and effect.

22.3 This Agreement shall be governed by and interpreted in accordance with the laws of Northern Ireland.

22.4 The parties to this Agreement submit to the exclusive jurisdiction of the Courts of Northern Ireland in relation to any claim, dispute or matter arising out of or in relation to this Agreement.

22.5 Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

22.6 There are no collective agreements which directly affect the Executive's terms and conditions of employment.

THIS DOCUMENT is executed as a deed and delivered by the Executive on the date stated at the beginning of this Deed.

EXECUTED AS A DEED by DIGITAL THEATER SYSTEMS INC. acting by its duly authorised President and Chief Executive Officer:

/s/ John Kirchner

EXECUTED AS A DEED by William Paul Smith

Signature: /s/ William Smith

in the presence of:
Witness signature: /s/ Zoran Fejzo
Name: Zoran Fejzo
Address:12206 Tweed Lane, Los Angles, CA 90049
Occupation Engineer